CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), made as of June 20, 2017, is entered into by and between SharedLabs, Inc., a Delaware Corporation (the “Company”), and Peach Management, LLC, a Puerto Rico limited liability company (the “Consultant”).

INTRODUCTION

Reference is made to that certain Subscription Agreement (“SA”), dated as of June 20, 2017, by and among the Company and Keith Jensen, Christian Briggs, and Alex Karas (the “Investors”) concerning the Company’s offering of stock to certain indivpurchase of 10% of the total authorized shares shares of the Company. Of even or approximate date herewith, the parties to the SA have closed (the “Closing”) on the transactions contemplated by the SA and the Company will acquire exclusive ownership of two target companies, using the funds raised via that SA along with other sources of financing, on or around June 30th, 2017 (the “Transaction”). Given the Closing of the Transaction and in connection with operating the target acquisitions, the Company desires to retain the services of the Consultant and the Consultant desires to perform certain services for the Company. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties agree as follows:

1. Services. The Consultant agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company, including developing the messaging around differentiation through sales and marketing materials, as well as management and creation of Intellectual Property for the Company. The Consultant agrees to devote between eight (8) to sixteen (16) hours per month to the performance of such services. During the Consultation Period (as defined below), the Consultant shall not engage in any activity that has a conflict of interest with the Company, including any directly competitive employment, with the Company.

2. Term. This Agreement shall commence on the date hereof and shall continue for a period of twenty four months (such period, as it may be extended, the “Consultation Period”), unless sooner terminated in accordance with the provisions of Section 4.

3. Compensation.

3.1 Closing Payment. The Company shall issue to Consultant a lump sum payment of 276,000 shares of the Company’s as consideration for Consultant’s services in connection with the Transaction and Closing. Such shares held by Consultant will be given the same rights as are offered in the SA.

3.2 Consulting Fees. The Company shall issue a Warrant to purchase an additional 246,000 shares of the Company’s common stock in substantially the same form as in Exhibit A, with an exercise price of $5.00 per share, as consideration for the Consultant’s consulting fees for twenty four (24) months beginning July 01, 2017, (the “Consulting Fees”). Such shares held by Consultant will be given the same rights as are offered in the SA.

3.3 Contingent Commission. Subject to the time limitations set forth below, in addition to the consulting fees fees referenced above, the Company shall pay to the Consultant in cash an amount equal to fifteen percent (15%) of the gross revenue on all signed contracts and/or purchase orders sourced and closed by Consultant during the Consultation Period (the “Contingent Commission”). “Gross revenue” shall mean the amount of the sales price to a new customer as set forth on the contract or purchase order, less any sales tax associated with such sale. The Contingent Commission shall be earned only at such times and only to the extent that the Company actually receives payment from a new customer under an applicable contract or purchase order, and shall be payable within thirty (30) days of the Company’s receipt of such payment. Contingent Commission shall exclude any sales to existing and former clients of SharedLabs and, except as otherwise set forth herein, Consultant shall have no obligation to make sales calls, presentations or engage in other activities with such clients. Company’s obligation to pay Contingent Commission shall terminate sixty (60) days following the end of the term of this agreement. For clarity, if at any time during the sixty (60) days following the twenty fourth months of this agreement with Consultant under Section 2, a sale occurs that would otherwise entitle Consultant to Contingent Commission, then Company shall pay the Contingent Commission on such sale as required herein; however, the Contingent Comission and Company’s obligation to pay same shall terminate after such 60 day “tail” period. Company shall not alter its billing, receivable or other processes to avoid any such payment by making the sale date occur after the sixty (60) day period.

3.4 Benefits. Consultant shall not be entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company. Consultant shall be eligible, if the plan allows, for equity awards under the Company’s equity compensation plans, hoever it is understood that the Company shall have no obligation to award equity under the Company’s compensation plans.

4. Termination. Either party may, without prejudice to any right or remedy it may have due to any failure of the other party to perform its obligations under this Agreement, terminate the Consultation Period upon 30 days’ prior written notice to the other party. In the event Company terminates this Agreement, provided the Consultant is otherwise in compliance with this Agreement, Consultant’s remaining Contingent Commissions shall be considered earned and payable, and will be paid as provided in Section 3.3. Notwithstanding the foregoing, the Company may terminate the Consultation Period, effective immediately upon receipt of written notice, if the Consultant breaches any provision of Section 6. In the event that the Consultant terminates this agreement prior to the 24th month, the Consultant will be obligated to reimburse the Company for any value of shares he may have received on a pro-rata basis for the remainder of the term. For example, if Consultant terminates in month 6, and had received value of 500,000 shares (inclusive of shares issuable upon exercise of the Warrants), such value will be divided by 24 months and multiplied by the remaining months (18) under the Consulting Period and the amount of per share value at time of benefit will be due and owing to Company immediately.

5. Cooperation. Consultant shall use commercially reasonable efforts in the performance of its obligations under this Agreement. The Company shall provide such access to its information and property as may be reasonably required in order to permit the Consultant to perform its obligations hereunder. The Consultant shall cooperate with the Company’s executive personnel, shall not interfere with the conduct of the Company’s business and shall observe all rules, regulations and security requirements of the Company concerning the safety of persons and property, consistent with industry standard or as shall have been made known to the Consultant. To the extent that Consultant is required to incur out of pocket expense to comply with such requirements, the Company shall reimburse Consultant for such expenses only if the Consultant receives advance written approval prior to incurring such expense, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, in the event that such approval is not received, and Consultant decides not to incur the cost, then such decision not to incur the expence should not give rise to breach.

6. Inventions and Proprietary Information.

6.1 Proprietary Information.

(a) Consultant acknowledges that its relationship with the Company is one of trust and confidence and that in the course of its service to the Company it will have access to and contact with Proprietary Information (as defined in (b) below). Consultant agrees that it and its officers, directions, owners, agents, representatives, members or employees (collectively, “Representatives”) will use Proprietary Information only to perform the services pursuant to this Agreement.

(b) For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information (whether or not patentable and whether or not copyrightable) owned, possessed or used by the Company, including, without limitation, any inventions, discoveries, computer programs, code, data, technology, designs, innovations and improvements (whether or not patentable and whether or not copyrightable), formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical data, know-how, computer program, software, software documentation, code, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost and employee list that is communicated to, learned of, developed or otherwise acquired by the Consultant or its Representatives in the course of their service as a consultant to the Company.

(c) Consultant’s and its Representative’s obligations under this Section 6.1 shall not apply to any Proprietary Information that (i) is or becomes known to the public under circumstances involving no breach by the Consultant or Representative of the terms of this Section 6.1, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, (iii) is approved for release by written authorization of the Company, or (iv) is in the rightful possessin of Consultant or its Representatives without confidentiality obligations at the time of disclosure by the Company to Consultant or its Representatives.

(d) Upon termination of this Agreement or at any other time upon request by the Company, the Consultant shall promptly, and will indsruct its Representatives to, destroy all Proprietary Information in any way relating to the Company; provided, however, that Consultant and its Representatives may keep archival copies of any Proprietary Information for legal, regulatory, audit and compliance purposes or to comply with any bona fide records retension policy, and shall have no obligation to destroy electronic copies made as part of any disaster recovery policy, so long as the same are restained subject to Section 6.1 of this Agreement.

(e) Consultant represents that its retention as a consultant with the Company and its performance under this Agreement does not, and shall not, breach any agreement that obligates it or its Representatives to keep in confidence any trade secrets or confidential or proprietary information of its or of any other party or to refrain from competing, directly or indirectly, with the business of any other party. Consultant shall not disclose to the Company any trade secrets or confidential or proprietary information of any other party.

(f) Consultant acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. Consultant agrees to be bound by all such obligations and restrictions that are known to it. To the extent that Consultant is required to incur out of pocket expense to comply with such requirements, the Company will reimburse Consultant for such expenses only if the Consultant receives advance written approval from the Company prior to incurring such expense, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, in the event that such approval is not received, and the consultant decides not to incur the cost, then such decision not to incur the expence should not give rise to breach.

(g) If Consultant or its Representatives determine in good faith that any disclosure of Proprietary Information is required under applicable law or legal process (including without limitation, by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process), Consultant will provide Company prompt written notice of such disclosure and will assit Company in seeking a protective order or another appropriate remedy as Company shall request. If Company waives Consultant’s compliance with this Agreement or fails to obtain a protective order or other appropriate remedy, Consultant or its Representatives may, without liability hereunder, disclosure to such requiring person only that portion of the Propriteary Information that is legally required ot be disclosued; provided that any Proprieatry Information so disclosed shall maintain its confidentiality protection for all purposes other than such legally compelled disclosure. Notwithstanding the foregoing, nothing ehrein shall restrict or require notice of disclolsure of the Proprietary Information to regualtors in the course of exminations of Consultant’s affairs or those of its Representatives in the ordinary course.

6.2 Remedies. The Consultant acknowledges that any breach of the provisions of this Section 6 may result in serious and irreparable injury to the Company and/or SharedLabs for which the Company/SharedLabs, as the case may be, cannot be adequately compensated by monetary damages alone. The Consultant agrees, therefore, that, in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Consultant and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages.

7. Non-Competition and Non-Solicitation.

7.1 Consultant acknowledges that it has, extensive knowledge and a unique understanding of the business of the Company and Proprietary Information. Consultant further acknowledges that if it or any of its Representatives (individually a “Restricted Person,” and collectively the “Restricted Persons”) were to directly compete with the Company concerning its software or hosted on-demand versions of its software that would be viewed as a direct competitor of the Company in the performance monitoring marketplace, or its Proprietary Information (collectively, its “Business”), great harm could come to the Company. Accordingly, in furtrherance of the consideration payable hereunder, the Consultant hereby covenants and agrees that for a period commencing on the date hereof and ending on the second (2nd) anniversary of the termination of this Agreement (such period the “Restricted Period”), no Restricted Person shall engage in, take part in, render services for, or maintain more than a five percent (5%) ownership interest in any party, venture or activity that is, directly competitive with the Business of Company.

7.2 No Restricted Person shall, for a period commencing on the date hereof and ending on the second (2nd) anniversary of the termination of this Agreement, whether for its own account or for the account of any other person or party, solicit, endeavor to entice away from the Company, or otherwise interfere with the relationship between the Company and any person or party that, (A) during such period, is employed by or otherwise engaged to perform services for the Company or (B) during such period, is, or, during the one-year period preceding the termination of this Agreement, was, an employee of, or customer of Company.

7.3 The restrictive covenants set forth in this Section 7 (the “Restrictive Covenants”) have been separately bargained for to protect the Business, including goodwill of the Company and to ensure that the Company shall have the full benefit of the value thereof. Consultant recognizes and acknowledges that the business and markets of the Company is national in scope, and that the Company and its investors are investing substantial sums in the Transaction and in consideration for the Restrictive Covenants, that such covenants are necessary in order to protect and maintain the legitimate business interests of the Company and are reasonable in all respects, and that Company would not consummate the transactions contemplated by the SA or hereby but for such agreements. The Consultant, on behalf of itself and each other Restricted Person, hereby waives any and all right to contest validity of the Restrictive Covenants on the ground of the breadth of their geographic or the length of their terms. The Consultant hereby acknowledges and agrees that a material and legally sufficient portion of the consideration payable hereunder is attributable to the Restrictive Covenants and the Consultant, on behalf of itself and each other Restricted Person, hereby waives any right to assert inadequacy of consideration as a defense to enforcement of the Restrictive Covenants should such enforcement ever become necessary.

7.4 If any Restricted Person breaches or intentionally threatens to commit a breach of, any of the provisions of this Section 7, the Company shall have, in addition to, and not in lieu of, any other rights and remedies available to them under law or in equity, the right to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, subject only to their enforceability in the jurisdiction in which such action is taken, it being agreed that any uncurable breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy. Consultant, on behalf of itself and each other Restricted Person, covenants and agrees not to oppose any demand for specific performance and injunctive and other equitable relief in case of any such breach.

7.5 The existence of any claim or cause of action by any Restricted Person against the Company shall not constitute a defense to the enforcement by the Company of the Restrictive Covenants; such claim or cause of action shall be litigated separately or in counterclaim.

7.6 In addition to the remedies the Company may seek and obtain pursuant to this Section 7, the Restricted Period shall be extended by any and all periods during which any Restricted Person shall be found by a court of competent jurisdiction to have been in violation of the Restrictive Covenants.

7.7 Whenever possible, each provision of this Section 7 shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Section 7 shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Section 7. If any provision of this Section 7 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 7 but shall be confined in its operation to the provision of this Section 7 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 7 should ever be deemed to exceed the time or geographic limitations permitted by applicable law, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable law.

8. Independent Contractor Status. Consultant shall perform all services under this Agreement as an “independent contractor” and not as an employee or agent of the Company. Consultant is not authorized to assume or create any obligation or responsibility, express or implied, on behalf of, or in the name of, the Company or to bind the Company in any manner.

9. Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon service via electronic mail (with receipt confirmed), personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the address shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 9.

10. Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

11. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

12. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Consultant.

13. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Florida.

14. Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and permitted assigns; provided, however, that the obligations of the Consultant are personal and shall not be assigned by it. Neither this Agreement nor any of the rights or obligations hereunder, is assignable or transferable by either party without the prior written consent of the other party, which shall not be unreasonably withheld.

15. Miscellaneous.

15.1 No delay or omission by either party in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by either party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

15.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

15.3 In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby. If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

15.4 This Agreement may be executed and delivered by electronic means and in any number of copies and counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.5 The provisions of Sections 5 to 15 of this Agreement shall survive the expiration or earlier termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

SharedLabs, Inc.

By:
Name:
Title:

Peach Management, LLC

By:
Name:
Title:	its Managing Member